EXHIBIT 12

                  THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts In Millions)

                                                           Six Months Ended
                                                               June 30,
                                                         --------------------
                                                           1996         1995
                                                         -------      -------
Net income                                               $ 132.2      $ 109.3

Provision for income taxes                                  82.2         66.9
                                                         -------      -------

Earnings before provision for income taxes                 214.4        176.2
                                                         -------      -------

Fixed charges:

  Interest and debt expense on indebtedness                413.8        408.2
  Interest factor - one third of rentals on
   real and personal properties                              3.9          3.6
                                                         -------      -------

  Total fixed charges                                      417.7        411.8
                                                         -------      -------

    Total earnings before provision for income
     taxes and fixed charges                             $ 632.1      $ 588.0
                                                         =======      =======

Ratio of earnings to fixed charges                          1.51         1.43
                                                         =======      =======